Exhibit 99.1
FOR IMMEDIATE RELEASE – April 24, 2025
Carter Bankshares, Inc. Announces First Quarter 2025 Financial Results
Martinsville, VA, April 24, 2025 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $9.0 million, or $0.39 diluted earnings per share (“EPS”), for the first quarter of 2025 compared to net income of $8.3 million, or $0.36 diluted EPS, for the fourth quarter of 2024 and net income of $5.8 million, or $0.25 diluted EPS, for the first quarter of 2024. Pre-tax pre-provision income1 was $9.0 million for the first quarter of 2025, $5.6 million for the fourth quarter of 2024 and $7.2 million for the first quarter of 2024.
The Company’s financial results continue to be significantly impacted by loans in the Bank's Other segment of the Company’s loan portfolio, the significant majority of which have been on nonaccrual status since the second quarter of 2023. The Bank’s loans, now reduced to judgments, relate to various entities in which James C. Justice, II has an interest (collectively, the “Justice Entities”), remain the Bank's largest credit relationship and comprise the significant majority of the Other segment with an aggregate principal balance of $245.1 million as of March 31, 2025. Interest income was negatively impacted by $6.8 million during the first quarter of 2025, $7.9 million during the fourth quarter of 2024, and $9.3 million during the first quarter of 2024, due to these credits being on nonaccrual status. Interest income has been negatively impacted by $71.9 million in the aggregate since placement of these credits on nonaccrual status during the second quarter of 2023.
The Company has agreed upon a pathway of curtailment and payoff of the Bank’s credit relationship with the Justice Entities. During the first quarter of 2025, the Company received $6.9 million of curtailment payments. As of March 31, 2025, $56.8 million of aggregate curtailment payments made by the Justice Entities to the Bank have decreased the aggregate nonperforming loan (“NPL”) balance from $301.9 million as of March 31, 2024 to $245.1 million as of March 31, 2025. For additional information regarding the Bank’s credit relationship with the Justice Entities, see “Credit Quality.”
First Quarter 2025 Financial Highlights
•Total portfolio loans increased $62.7 million, or 7.0%, on an annualized basis, to $3.7 billion at March 31, 2025 from December 31, 2024 and increased $178.4 million, or 5.1% from March 31, 2024;
•The allowance for credit losses to total portfolio loans was 1.99%, 2.09% and 2.75% at March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The change compared to the fourth quarter of 2024 was primarily driven by a decline in the Other segment reserve rate from 12.01% to 11.05%, higher curtailment payments in the fourth quarter of 2024 compared to the first quarter of 2025, offset by loan growth during the first quarter of 2025;
•During the first quarter of 2025, the Company recorded a $1.9 million gain on a bank owned life insurance, (“BOLI”) death benefit, within other noninterest income, and surrendered $10.5 million of its BOLI. The Company initiated this surrender strategy with its current BOLI portfolio to be exchanged to a new portfolio to take advantage of enhanced credit ratings and better yields due to improving BOLI markets;
•Total deposits increased $47.5 million, or 4.6% on an annualized basis, compared to December 31, 2024 and increased $370.4 million, or 9.7%, compared to March 31, 2024;

•Federal Home Loan Bank (“FHLB”) borrowings decreased $15.0 million and $255.5 million to $55.0 million at March 31, 2025 compared to December 31, 2024 and March 31, 2024, respectively;
•Net interest income totaled $30.1 million, an increase of $1.0 million, or 3.4% compared to the prior quarter, and an increase of $1.7 million, or 6.0% compared to the year ago quarter. Net interest income was positively impacted by the short-term interest rate cuts by the Federal Reserve from September through December 2024. Net interest margin, on a fully taxable equivalent (“FTE”) basis3, increased 12 basis points to 2.70% for the first quarter of 2025, compared to 2.58% for the prior quarter and increased 10 basis points from the year ago quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023;
•Nonperforming loans (“NPLs”) increased by $2.1 million to $261.4 million at March 31, 2025 compared to December 31, 2024. NPLs to total portfolio loans were 7.09% at March 31, 2025, 7.15% at December 31, 2024 and 8.76% at March 31, 2024; and
•The efficiency ratio was 75.7%, 83.6% and 78.5%, and the adjusted efficiency ratio (non-GAAP)4 was 78.7%, 82.8%, and 79.0% for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The efficiency ratio was impacted by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023 and one-time gain on death benefit and expenses related to the surrender of BOLI.
“Our 2025 focus is building and enhancing relationships through core deposit acquisition, diversified loan growth and noninterest income expansion. In the first quarter we registered strong deposit growth, from increases in interest-bearing checking accounts and money market accounts. In addition, we received all necessary approvals for the Branch Purchase we announced in the fourth quarter of 2024. We anticipate closing that transaction in May. That transaction will add close to $60 million in funding to our deposit base. We are excited to welcome those First Reliance customers to Carter Bank. We were also pleased to see net interest margin expansion as our cost of funds declined as a result of the Federal Reserve rate cuts in late 2024. Our balance sheet remains slightly liability sensitive and is well positioned so that further declines in short-term interest rates should continue to positively benefit our net interest margin. We also expect that our net interest margin will return to a more normalized level once the large nonperforming lending relationship is fully resolved. Capital and liquidity levels continue to be strong, and loan production was solid in the first quarter. Our loan pipeline remains healthy and we are expecting a tailwind from prior construction lending that will come online over the coming 12 to 18 months as projects progress,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “Although our large nonperforming credit relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our fundamentals, financial performance, and asset quality metrics all remain solid. We are committed to resolving this lending relationship in a manner that best protects the Company, the Bank, and shareholders. We continue to believe we are well positioned for a strong 2025.”
Operating Highlights
Credit Quality
NPLs as a percentage of total portfolio loans were 7.09%, 7.15% and 8.76% at March 31, 2025, December 31, 2024 and March 31, 2024, respectively. At March 31, 2025, NPLs increased $2.1 million to $261.4 million compared to December 31, 2024. The increase during the quarter was due to the transfer of a $9.5 million commercial real estate (“CRE”) relationship, consisting of four loans, to nonaccrual status, partially offset by $6.9 million of curtailment payments made by the Bank’s largest NPL credit relationship.
Since the Bank’s largest lending relationship was transferred to nonaccrual status, in the second quarter of 2023 due to loan maturities and failure to pay in full, this relationship’s NPL balance has decreased from $301.9 million at June 30, 2023 to $245.1 million at March 31, 2025. This NPL relationship represents 93.7% of total NPLs and 6.6% of total portfolio loans at March 31, 2025. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and is appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans.
The specific reserves with respect to the Bank’s largest NPL credit relationship were $27.1 million at March 31, 2025 compared to $30.3 million at December 31, 2024. The decline during the first quarter of 2025 was driven by the aforementioned curtailment payments and updated analysis of the credit relationship. The Company uses the discounted cash flow model with updated assumptions and inputs regarding the credit relationship, legal risk and related risks. The updated analysis and the impact on the specific reserves significantly contributed to the $2.0 million (recovery) for credit losses during the first quarter of 2025 as compared to the prior quarter.
During the first quarter of 2025, the (recovery) provision for credit losses was a recovery of $(2.0) million compared to a recovery of $(5.1) million during the fourth quarter of 2024 and a provision for credit losses of $16 thousand during the first quarter of 2024. The change compared to the fourth quarter of 2024 was primarily driven by a decline in the Other segment reserve rate from 12.01% to 11.05%, higher curtailment payments in the fourth quarter of 2024 compared to the first quarter of 2025, offset by loan growth in the first quarter of 2025.
During the first quarter of 2025, the (recovery) provision for unfunded commitments was a recovery of $(114) thousand compared to a provision of $81 thousand in the fourth quarter of 2024 and a recovery of $(43) thousand in the first quarter of 2024. The decline during the first quarter of 2025 was due to decreased commitments in construction loans.
Net Interest Income
Net interest income for the first quarter of 2025 increased $1.0 million, or 3.4%, to $30.1 million compared to the fourth quarter of 2024 and increased $1.7 million, or 6.0% compared to the first quarter of 2024. The increase during the current quarter was driven by lower funding costs and higher yields on interest-earning assets. Net interest income was positively impacted by the recent short-term interest rate cuts by the Federal Reserve.
Net interest margin, on a FTE basis3, increased 12 basis points to 2.70% compared to the fourth quarter of 2024, and increased 10 basis points compared to the first quarter of 2024. The increase in net interest income, compared to the fourth quarter of 2024, was primarily due to a 14 basis point decline in funding costs and a one basis point increase in the yield on average interest-earning assets.
Total interest-bearing deposit costs decreased 15 basis points to 2.86% compared to 3.01% in the fourth quarter of 2024, while the balance of average interest-bearing deposits increased $48.6 million. The lower interest-bearing funding costs were positively impacted by the Federal Reserve’s cut of short-term interest rates by 100 basis points beginning from September 2024 to December 2024. Total average borrowings decreased $1.7 million to $80.3 million compared to the fourth quarter of 2024 due to a FHLB borrowing maturity. The yield on total interest-earning assets increased one basis points to 5.00% compared to 4.99% in the fourth quarter of 2024.
Our balance sheet is currently exhibiting characteristics of a slightly liability sensitive position due to the short-term nature of our deposit portfolio and FHLB borrowings. Specifically, 73.5% of our CD portfolio and 54.5% of our outstanding FHLB borrowings will mature and reprice over the next twelve months. This strategy gives us flexibility to manage the structure and pricing of our deposit and borrowing portfolios to reduce future funding costs should the Federal Open Market Committee (“FOMC”) continue cutting short-term rates in the future.
Noninterest Income
For the first quarter of 2025, total noninterest income increased $1.5 million, or 28.6%, to $6.9 million compared to the fourth quarter of 2024 and increased $1.9 million, or 36.8%, compared to the first quarter of 2024.
The increases in noninterest income compared to both the fourth quarter of 2024 and the year ago quarter primarily related to an increase in other noninterest income as a result of a $1.9 million gain on a BOLI death benefit. Also impacting other noninterest income, were variances in unrealized gains (losses) of $0.3 million compared to the fourth quarter of 2024 and $0.1 million on the community development fund due to an increase in market values compared first quarter of 2024. Offsetting these increases in other noninterest income in the first quarter of 2025 compared to fourth quarter of 2024 and the first quarter of 2024 were declines of $0.7 million and $0.3 million in insurance commissions, respectively, due to lower activity in the first quarter of 2025.
Noninterest Expense
For the first quarter of 2025, total noninterest expense decreased $0.8 million, or 2.9% to $28.0 million compared to the fourth quarter of 2024 and increased $1.8 million from the first quarter of 2024.
Compared to the fourth quarter of 2024, the most significant decreases were $1.2 million in salaries and employee benefits and $0.2 million in professional and legal fees, offset by increases of $0.3 million in occupancy expenses and $0.3 million in other noninterest expenses. Salaries and employee benefits decreased $1.2 million primarily due to 2024 vacation carryover, lower medical costs and higher incentive accruals in the previous quarter. The decline in professional and legal fees primarily relates to year-end accruals in the fourth quarter of 2024. The increase in occupancy expense was due to new software licenses and maintenance contracts in the first quarter of 2025. The increase in other noninterest expense relates to a $0.3 million 1035 exchange fee as a direct result of the early surrender of one of the Company’s BOLI policies recorded in the first quarter of 2025.
Total noninterest expense increased $1.8 million compared to the first quarter of 2024 due to the following increases; $0.9 million in other noninterest expenses, $0.7 million in occupancy expenses, $0.6 million in advertising expenses and $0.6 million in data processing expenses. These increases were offset by the following decreases compared to the first quarter of 2024; $0.5 million in salaries and employee benefits and $0.3 million in professional and legal fees. The increase in other noninterest expense compared to the first quarter of 2024, relates to the above mentioned 1035 exchange fee, as well as, a net gain of $0.3 million on two other real estate owned (“OREO”) properties of which were sold in the first quarter of 2024. The decreases in salaries and employee benefits resulted from higher deferred compensation costs, offset by increased medical expenses, annual merit increases, and incentives during the three months ended March 31, 2025. The increase in advertising expenses primarily related to contributions made during the first quarter of 2025 and additional advertising expenses related to the launching of the new brand refresh during the fourth quarter of 2024. Data processing expenses increased due to general inflationary cost increases for existing and new service agreements entered into in the beginning of 2025.

Financial Condition
Total assets increased $41.1 million, to $4.7 billion at March 31, 2025 compared to December 31, 2024. Cash and due from banks decreased $42.2 million to $89.0 million at March 31, 2025 compared to $131.2 million at December 31, 2024. The available-for-sale securities portfolio increased $27.0 million compared to December 31, 2024 and is currently 15.9% of total assets at March 31, 2025 compared to 15.4% of total assets at December 31, 2024. The increase is due to redeploying excess cash into higher yielding securities.
Total portfolio loans increased $62.7 million, or 7.0%, on an annualized basis, to $3.7 billion at March 31, 2025 compared to December 31, 2024. The increase in loans primarily related to growth of $46.0 million in CRE loans, $23.8 million in residential mortgages and $3.5 million in C&I loans offset by a decrease of $6.9 million in the Other segment due to the aforementioned curtailment payments, as well as a decrease of $3.6 million in construction loans and a slight decrease in other consumer of $0.1 million compared to December 31, 2024.
During the first quarter of 2025, the Company surrendered $10.5 million of its BOLI. The Company initiated this strategy with its current BOLI portfolio to be exchanged to a new portfolio to take advantage of enhanced credit ratings and better yields due to improving BOLI markets. The surrender was an opportunity to retire below market yielding assets and reinvest the proceeds from the surrender in higher yielding non-BOLI related assets on the balance sheet.
Total deposits increased $47.5 million to $4.2 billion at March 31, 2025 compared to December 31, 2024. Deposits increased primarily due to growth in interest-bearing demand accounts of $67.1 million, and an increase of $16.2 million in money market accounts, offset by decreases of $31.0 million in CDs, $2.7 million in noninterest-bearing demand accounts and $2.1 million in savings accounts.
FHLB borrowings decreased $15.0 million and $255.5 million to $55.0 million at March 31, 2025 compared to $70.0 million at December 31, 2024 and $310.5 million at March 31, 2024, respectively. The Company had no outstanding federal funds purchased at March 31, 2025 and December 31, 2024.
At March 31, 2025 and December 31, 2024, approximately 81.6% of our total deposits of $4.2 billion were insured under standard Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limits, and approximately 18.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit, respectively.
Capitalization and Liquidity
The Company remained well capitalized at March 31, 2025. The Company’s Tier 1 Capital ratio was 11.01% at March 31, 2025 as compared to 10.88% at December 31, 2024. The Company’s leverage ratio was 9.67% at March 31, 2025 as compared to 9.56% at December 31, 2024. The Company’s Total Risk-Based Capital ratio was 12.27% at March 31, 2025 as compared to 12.13% at December 31, 2024.
At March 31, 2025, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.2 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $743.2 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these federal funds lines as of March 31, 2025. In addition to the above funding resources, the Company also has $447.2 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.

About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.7 billion in assets and 65 branches in Virginia and North Carolina. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;

•changes in trade, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly CRE, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on CRE loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the ongoing war between Russia and Ukraine) or public health events, and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;

•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $46,490 at March 31, 2025, $91,563 at December 31, 2024 and $73,218 at March 31, 2024	$88,999	$131,171	$108,110
Securities Available-for-Sale, at Fair Value	745,390	718,400	768,832
Equity Securities	10,178	10,041	—
Portfolio Loans	3,687,495	3,624,826	3,509,071
Allowance for Credit Losses	(73,518)	(75,600)	(96,536)
Portfolio Loans, net	3,613,977	3,549,226	3,412,535

Bank Premises and Equipment, net	73,944	74,329	73,339
Other Real Estate Owned, net	577	659	2,528
Federal Home Loan Bank Stock, at Cost	5,875	6,487	17,910
Bank Owned Life Insurance	48,224	59,588	58,463
Other Assets	113,123	109,288	113,229
Total Assets	$4,700,287	$4,659,189	$4,554,946

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$631,714	$634,436	$671,981
Interest-Bearing Demand	794,059	726,947	515,614
Money Market	528,381	512,162	520,785
Savings	353,394	355,506	427,461
Certificates of Deposit	1,893,379	1,924,370	1,694,680
Total Deposits	4,200,927	4,153,421	3,830,521
Federal Home Loan Bank Borrowings	55,000	70,000	310,500
Reserve for Unfunded Loan Commitments	3,072	3,186	3,150
Other Liabilities	39,522	48,269	51,709
Total Liabilities	4,298,521	4,274,876	4,195,880

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 23,161,993 shares at March 31, 2025, 23,069,175 shares at December 31, 2024 and 23,020,542 shares at March 31, 2024	23,162	23,069	23,021
Additional Paid-in Capital	92,418	92,159	90,947
Retained Earnings	342,559	333,606	314,894
Accumulated Other Comprehensive Loss	(56,373)	(64,521)	(69,796)
Total Shareholders’ Equity	401,766	384,313	359,066
Total Liabilities and Shareholders’ Equity	$4,700,287	$4,659,189	$4,554,946

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.78%	0.71%	0.52%
Return on Average Assets (YTD Annualized)	0.78%	0.54%	0.52%
Return on Average Shareholders' Equity (QTD Annualized)	9.27%	8.58%	6.59%
Return on Average Shareholders’ Equity (YTD Annualized)	9.27%	6.67%	6.59%
Portfolio Loans to Deposit Ratio	87.78%	87.27%	91.61%
Allowance for Credit Losses to Total Portfolio Loans	1.99%	2.09%	2.75%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.55%	8.25%	7.88%
Tier 1 Leverage Ratio	9.67%	9.56%	9.34%
Risk-Based Capital - Tier 1	11.01%	10.88%	10.89%
Risk-Based Capital - Total	12.27%	12.13%	12.15%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024

	(unaudited)	(audited)	(unaudited)
Interest Income	$56,007	$56,502	$54,049
Interest Expense	25,869	27,354	25,630
NET INTEREST INCOME	30,138	29,148	28,419

(Recovery) Provision for Credit Losses	(2,025)	(5,114)	16
(Recovery) Provision for Unfunded Commitments	(114)	81	(43)
NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	32,277	34,181	28,446

NONINTEREST INCOME
Gains on Sales of Securities, net	—	32	—
Service Charges, Commissions and Fees	1,874	1,846	1,875
Debit Card Interchange Fees	2,104	1,917	2,086
Insurance Commissions	344	1,074	614
Bank Owned Life Insurance Income	341	385	348
Other	2,238	114	122
Total Noninterest Income	6,901	5,368	5,045

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,657	14,889	14,200
Occupancy Expense, net	4,472	4,123	3,748
FDIC Insurance Expense	1,430	1,418	1,687
Other Taxes	947	879	906
Advertising Expense	911	1,070	357
Telephone Expense	304	310	417
Professional and Legal Fees	1,230	1,427	1,513
Data Processing	1,444	1,457	891
Debit Card Expense	992	970	756
Other	2,655	2,323	1,782
Total Noninterest Expense	28,042	28,866	26,257

Income Before Income Taxes	11,136	10,683	7,234
Income Tax Provision	2,183	2,403	1,423
Net Income	$8,953	$8,280	$5,811

Shares Outstanding, at End of Period	23,161,993	23,069,175	23,020,542
Average Shares Outstanding-Basic & Diluted	22,873,800	22,834,975	22,770,311

PER SHARE DATA
Basic Earnings Per Common Share*	$0.39	$0.36	$0.25
Diluted Earnings Per Common Share*	$0.39	$0.36	$0.25
Book Value	$17.35	$16.66	$15.60
Market Value	$16.18	$17.59	$12.64

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.68%	2.57%	2.58%
Efficiency Ratio	75.71%	83.63%	78.46%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[3]	2.70%	2.58%	2.60%
Adjusted Efficiency Ratio (Non-GAAP)[4]	78.67%	82.76%	79.01%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2025			December 31, 2024			March 31, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$67,387	$748	4.50%	$77,608	$937	4.80%	$24,129	$335	5.58%
Tax-Free Investment Securities[3]	11,662	84	2.92%	11,701	85	2.89%	11,818	85	2.89%
Taxable Investment Securities	807,891	6,655	3.34%	802,953	6,780	3.36%	853,540	7,743	3.65%
Total Securities	819,553	6,739	3.33%	814,654	6,865	3.35%	865,358	7,828	3.64%
Tax-Free Loans[3]	93,480	761	3.30%	96,218	786	3.25%	111,471	897	3.24%
Taxable Loans	3,567,184	47,825	5.44%	3,525,246	47,976	5.41%	3,407,659	44,817	5.29%
Total Loans	3,660,664	48,586	5.38%	3,621,464	48,762	5.36%	3,519,130	45,714	5.22%
Federal Home Loan Bank Stock	6,499	112	6.99%	6,569	120	7.27%	20,403	378	7.45%
Total Interest-Earning Assets	4,554,103	56,185	5.00%	4,520,295	56,684	4.99%	4,429,020	54,255	4.93%
Noninterest Earning Assets	121,766			117,145			91,171
Total Assets	$4,675,869			$4,637,440			$4,520,191

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$744,895	$3,386	1.84%	$700,049	$3,341	1.90%	$496,052	$1,112	0.90%
Money Market	525,463	3,319	2.56%	507,778	3,544	2.78%	524,896	3,996	3.06%
Savings	355,123	113	0.13%	361,624	113	0.12%	439,775	137	0.13%
Certificates of Deposit	1,918,195	18,205	3.85%	1,925,634	19,475	4.02%	1,635,819	15,472	3.80%
Total Interest-Bearing Deposits	3,543,676	25,023	2.86%	3,495,085	26,473	3.01%	3,096,542	20,717	2.69%
Federal Home Loan Bank Borrowings	69,833	702	4.08%	71,739	742	4.11%	366,782	4,819	5.28%
Federal Funds Purchased	—	—	—%	1	—	—%	—	—	—%
Other Borrowings	10,417	144	5.61%	10,247	139	5.40%	7,703	94	4.91%
Total Borrowings	80,250	846	4.28%	81,987	881	4.27%	374,485	4,913	5.28%
Total Interest-Bearing Liabilities	3,623,926	25,869	2.90%	3,577,072	27,354	3.04%	3,471,027	25,630	2.97%
Noninterest-Bearing Liabilities	660,437			676,506			694,293
Shareholders' Equity	391,506			383,862			354,871
Total Liabilities and Shareholders' Equity	$4,675,869			$4,637,440			$4,520,191
Net Interest Income[3]		$30,316			$29,330			$28,625
Net Interest Margin[3]			2.70%			2.58%			2.60%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Commercial
Commercial Real Estate	$1,915,863	$1,869,831	$1,728,929
Commercial and Industrial	234,024	230,483	257,176
Total Commercial Loans	2,149,887	2,100,314	1,986,105
Consumer
Residential Mortgages	801,253	777,471	788,125
Other Consumer	28,804	28,908	32,428
Total Consumer Loans	830,057	806,379	820,553
Construction	459,285	462,930	397,219
Other	248,266	255,203	305,194
Total Portfolio Loans	3,687,495	3,624,826	3,509,071
Loans Held-for-Sale	—	—	—
Total Loans	$3,687,495	$3,624,826	$3,509,071

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Nonaccrual Loans
Commercial Real Estate	$9,733	$1,176	$641
Commercial and Industrial	1,070	1,078	109
Residential Mortgages	5,326	4,865	2,491
Other Consumer	38	20	50
Construction	213	228	2,093
Other	245,064	251,982	301,913
Total Nonperforming Loans	261,444	259,349	307,297

Other Real Estate Owned	577	659	2,528
Total Nonperforming Assets	$262,021	$260,008	$309,825

Nonperforming Loans to Total Portfolio Loans	7.09%	7.15%	8.76%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	7.10%	7.17%	8.82%
Allowance for Credit Losses to Total Portfolio Loans	1.99%	2.09%	2.75%
Allowance for Credit Losses to Nonperforming Loans	28.12%	29.15%	31.41%
Net Loan Charge-offs QTD	$57	$195	$532
Net Loan Charge-offs YTD	$57	$16,413	$532
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	0.01%	0.02%	0.06%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.01%	0.46%	0.06%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Balance Beginning of Period	$75,600	$80,909	$97,052
(Recovery) Provision for Credit Losses	(2,025)	(5,114)	16
Charge-offs:
Commercial Real Estate	—	—	—
Commercial and Industrial	7	—	18
Residential Mortgages	—	—	23
Other Consumer	171	370	480
Construction	1	—	156
Other	—	—	—
Total Charge-offs	179	370	677
Recoveries:
Commercial Real Estate	—	—	—
Commercial and Industrial	3	46	1
Residential Mortgages	8	2	2
Other Consumer	110	127	142
Construction	1	—	—
Other	—	—	—
Total Recoveries	122	175	145
Total Net Charge-offs	57	195	532
Balance End of Period	$73,518	$75,600	$96,536

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net Interest Income	$30,138	$29,148	$28,419
Noninterest Income	6,901	5,368	5,045
Noninterest Expense	28,042	28,866	26,257
Pre-tax Pre-provision Income (Non-GAAP)	$8,997	$5,650	$7,207

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Net Income	$8,953	$8,280	$5,811
Gains on Sales of Securities, net	—	(32)	—
Equity Security Unrealized Fair Value (Gain) Loss	(137)	166	—
(Gains) Losses on Sales and Write-downs of Bank Premises, net	(3)	54	1
Losses (Gains) on Sales and Write-downs of OREO, net	81	(14)	(342)
1035 Exchange fee on BOLI	275	—	—
Gain on BOLI death benefit	(1,882)	—	—
OREO Income	—	(2)	(8)
Total Tax Effect	(45)	(36)	73
Adjusted Net Income (Non-GAAP)	$7,242	$8,416	$5,535

Average Shares Outstanding - diluted	22,873,800	22,834,975	22,770,311
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.32	$0.37	$0.24

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2025 and 2024 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Interest and Dividend Income (GAAP)	$56,007	$56,502	$54,049
Tax Equivalent Adjustment[3]	178	182	206
Interest and Dividend Income (FTE) (Non-GAAP)	56,185	56,684	54,255
Average Earning Assets	4,554,103	4,520,295	4,429,020
Yield on Interest-earning Assets (GAAP)	4.99%	4.97%	4.91%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.00%	4.99%	4.93%

Net Interest Income (GAAP)	30,138	29,148	28,419
Tax Equivalent Adjustment[3]	178	182	206
Net Interest Income (FTE) (Non-GAAP)	$30,316	$29,330	$28,625
Average Earning Assets	$4,554,103	$4,520,295	$4,429,020
Net Interest Margin (GAAP)	2.68%	2.57%	2.58%
Net Interest Margin (FTE) (Non-GAAP)	2.70%	2.58%	2.60%

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Noninterest Expense	$28,042	$28,866	$26,257
Less: Gains (Losses) on sales and write-downs of Branch Premises, net	3	(54)	(1)
Less: (Losses) Gains on Sales and write-downs of OREO, net	(81)	14	342
1035 Exchange fee on BOLI	(275)	—	—
Adjusted Noninterest Expense (Non-GAAP)	$27,689	$28,826	$26,598

Net Interest Income	$30,138	$29,148	$28,419
Plus: Taxable Equivalent Adjustment[3]	178	182	206
Net Interest Income (FTE) (Non-GAAP)	$30,316	$29,330	$28,625
Less: Gains on Sales of Securities, net	—	(32)	—
Less: Equity Security Unrealized Fair Value (Gain) Loss	(137)	166	—
Gain on BOLI death benefit	(1,882)	—	—
Less: OREO Income	—	(2)	(8)
Noninterest Income	6,901	5,368	5,045
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$35,198	$34,830	$33,662
Efficiency Ratio (GAAP)	75.71%	83.63%	78.46%
Adjusted Efficiency Ratio (Non-GAAP)	78.67%	82.76%	79.01%